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                                                                    Exhibit 23.1


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4) and related Prospectus of NTL Communications Corp. for the registration of its 9 3/4% Senior Deferred Coupon Notes due 2009 and to the incorporation by reference therein of our report dated March 26, 1999, with respect to the consolidated financial statements and schedules of NTL Communications Corp. (formerly known as NTL incorporated) included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with Securities and Exchange Commission.


                                            /s/ Ernst & Young LLP

                                            Ernst & Young LLP

July 20, 1999
New York, New York